Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE October 29, 2008	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Third Quarter 2008 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE:DEL) announced today that net income for the third quarter of 2008 totaled $2.5 million, $.21 a share, compared to $.2 million, $.02 a share, a year ago. The increase was due primarily to improvements in the financial results of the Mills segment and to a benefit from the Company’s income taxes. Net cash provided by operating activities was $10.1 million for the third quarter of 2008, which compares to $6.7 million a year ago.

Commenting on the results, Mr. Dillon stated, “The continued depressed environment in the lumber and residential real estate markets, which has been exacerbated by tightened credit markets, have exerted downward pressure on the financial performance of forest products companies, including Deltic. However, the Company’s positive financial results for the third quarter and the improvement in these results from a year ago reflect the benefit of the quality and diversity of Deltic’s assets. Our size has enabled us to closely monitor all areas of our operations and react quickly, where needed.

“The higher-than-normal availability of privately owned pine sawtimber combined with reduced demand for pine sawtimber in the operating area of our Waldo Mill due to the closure of several mills in close proximity to the facility has lowered sawtimber stumpage prices. This has greatly benefited our lumber manufacturing operations, in the form of reduced log cost, and helped the Mills segment return to profitability. We continue to believe that owning and operating efficient sawmills is necessary to protect the value of our timberlands by providing a ready outlet for the fiber from our forests.

“In our Real Estate segment, we continue to see interest in our commercially zoned acreage, but tightened credit has adversely impacted the timing of some potential sales transactions. At Del-Tin Fiber, our joint-venture medium density fiberboard facility, we experienced solid financial results through the first three quarters; however, the reduction in housing starts has now caused the medium density fiberboard market to begin to soften.”

The Woodlands segment earned $5.1 million in the third quarter, an increase of $.2 million when compared to $4.9 million for the same period of 2007. The Company’s pine sawtimber harvest level in the current period was 147,436 tons, a 43,371 ton increase when compared to the 104,065 tons harvested in 2007’s third quarter. The third quarter 2007 Company fee timber harvest was lower than normal because the Waldo Mill was shut down for two months during the period for fire related repairs. Deltic plans for the 2008 annual harvest volume to be approximately the same as 2007 and intends to consume the annual harvest in the Company’s sawmills. The average pine sawtimber price was $29 per ton for the third quarter of 2008 versus $39 per ton a year ago, as area stumpage prices have decreased more than usual during the current downward cycle in the lumber market. Deltic harvested 84,138 tons of pine pulpwood at an average price of $13 per ton in 2008’s third quarter compared to 105,999 tons at an average price of $13 per ton in the prior-year quarter. Oil and gas lease rental and royalty income totaled $1 million during the third quarter of 2008 compared to $.4 million in the third quarter of 2007. The Company sold approximately 185 acres of non-strategic recreational hardwood bottomland at an average sales price of $1,500 per acre for the current quarter of 2008 versus 360 acres sold at an average sales price of $2,000 per acre for the same period of 2007.

Deltic’s Mills segment reported operating income of $1.8 million in the third quarter of 2008 compared to a loss of $.8 million in the corresponding quarter of 2007. The improvement was primarily due to a combination of slightly improved sales prices for lumber due to sales mix, increased hourly productivity rates at both sawmills resulting from previous capital improvement projects, and reduced raw-material log cost due to the reduction in area pine sawtimber prices. The average finished lumber sales price increased $3 to $307 per thousand board feet in 2008’s third quarter versus $304 per thousand board feet a year ago. Lumber sales volume of 69.5 million board feet increased 52 percent when compared to 2007’s third quarter sales of 45.6 million board feet mainly due to the two-month suspension of production at the Waldo Mill during the prior-year quarter combined with the benefit of improved hourly productivity rates.

The Company’s Real Estate segment lost $.5 million in the third quarter of 2008, which compares to breakeven results for the same period of 2007. Residential lot sales totaled 11 lots, a decrease of 13 lots when compared to the same quarter of 2007. Due to sales mix, the average lot sales price decreased by $10,000 to $74,300 per lot in the third quarter of 2008. There were no commercial acreage sales in the third quarter of either year.

Corporate operating expense was $4.4 million for 2008’s third quarter, which compares to $2.9 million for the corresponding quarter of 2007. The variance was primarily due to increased acquisition-related cost included in general and administrative expenses for the current quarter. Deltic’s equity in earnings of Del-Tin Fiber was income of $.7 million for the current-year quarter compared to $.3 million for the third quarter of 2007. Income taxes in the current year period were a benefit of $.5 million compared to income tax expense of $.2 million in the third quarter of 2007.

Capital expenditures were $6 million for the third quarter of 2008 and $16.7 million for the nine months ended September 30, 2008. For the corresponding periods of 2007, capital expenditures totaled $6.3 million and $15.6 million, respectively.

For the first nine months of 2008, net income totaled $4.6 million, $.37 a share. Financial results for the nine months ended September 30, 2007, were net income of $9.4 million, $.76 a share. Net cash provided by operating activities was $18.8 million for the 2008 period compared to $24.7 million a year ago.

Pine sawtimber harvest level for the nine months ended September 30, 2008 was 471,001 tons compared to 437,321 tons during the same period of 2007. Average pine sawtimber price of $34 per ton decreased seven dollars per ton from the prior-year period. Finished lumber average sales price decreased $20, or seven percent, from $300 per thousand board feet in 2007 to $280 per thousand board feet in 2008. Lumber sales volume increased 31.1 million board feet from 171 million board feet in 2007 to 202.1 million board feet in 2008. Residential lot sales for the first nine months of 2008 totaled 25 lots at an average price of $72,000, compared to 58 lots sold at $89,200 per lot for the corresponding period of 2007. No commercial real estate acreage was sold during the first nine months of 2008, while approximately 26 acres were sold at an average sales price of $240,600 per acre for the same period of 2007. There were no sales of undeveloped real estate acreage for the first nine months of 2008, while 680 acres of undeveloped real estate sold at $12,000 per acre during the same period of 2007.

In regard to the outlook for the fourth quarter and year of 2008, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 80,000 to 100,000 tons and 550,000 to 575,000 tons,

respectively. Finished lumber sales are estimated at 50 to 70 million board feet for the fourth quarter and 250 to 270 million feet for the year, depending upon market conditions. Residential lot sales are projected at 35 to 40 for the year of 2008.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 30, 2008 at 10:00 a.m. Central Time to discuss third quarter 2008 earnings. Interested parties may participate in the call by dialing 1-888-713-4214 and referencing participant passcode identification number 82480392. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, November 6, by dialing 1-888-286-8010 and referencing replay passcode identification number 82844531.

Summary financial data and operating statistics for the third quarter of 2008 and nine months ended September 30, 2008 with comparisons to 2007 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$8.9	5.1	8.6	4.9
Mills	27.3	1.8	16.8	(0.8)
Real Estate	3.0	(0.5)	4.1	0.0
Corporate	0.0	(4.4)	0.0	(2.9)
Eliminations	(4.3)	0.3	(4.0)	(0.4)

Total net sales/operating income	$34.9	2.3	25.5	0.8

	Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$33.0	20.9	29.9	18.9
Mills	73.2	(3.2)	63.2	(3.5)
Real Estate	8.2	(1.4)	26.1	12.6
Corporate	0.0	(10.9)	0.0	(10.6)
Eliminations	(16.1)	0.1	(15.4)	(0.6)

Total net sales/operating income	$98.3	5.5	103.8	16.8

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$34,964	25,528	98,337	103,810

Costs and expenses
Cost of sales	24,636	18,223	70,714	64,986
Depreciation, amortization, and cost of fee timber harvested	3,327	3,370	10,488	10,624
General and administrative expenses	4,641	3,169	11,607	11,436

Total costs and expenses	32,604	24,762	92,809	87,046

Operating income	2,360	766	5,528	16,764

Equity in earnings of Del-Tin Fiber	679	344	2,071	1,316
Interest income	74	301	249	690
Interest and other debt expense	(1,230)	(1,262)	(3,805)	(3,855)
Interest capitalized	116	192	376	497
Other income/(expense)	32	85	79	290

Income before income taxes	2,031	426	4,498	15,702

Income taxes	552	(181)	141	(6,270)

Net income	$2,583	245	4,639	9,432

Earnings per common share
Basic	$0.21	0.02	0.37	0.76
Assuming dilution	$0.21	0.02	0.37	0.74

Dividends per common share paid	$0.0750	0.0750	0.2250	0.2250

Average common shares outstanding (thousands)	12,482	12,488	12,449	12,477

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income	$4,639	9,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	10,488	10,624
Deferred income taxes	370	1,071
Real estate costs recovered upon sale	1,064	4,785
Timberland costs recovered upon sale	707	151
Equity in earnings of Del-Tin Fiber	(2,071)	(1,316)
Stock-based compensation expense	1,233	1,825
Net increase in liabilities for pension and other postretirement benefits	119	173
Net decrease in deferred compensation for stock-based liabilities	(65)	(223)
(Increase)/decrease in operating working capital other than cash and cash equivalents	1,757	3,507
Other – net	598	(5,349)

Net cash provided by operating activities	18,839	24,680

Investing activities
Capital expenditures	(16,408)	(15,643)
Net change in purchased stumpage inventory	83	(1,628)
Advances to Del-Tin Fiber	(4,406)	(2,580)
Distributions from Del-Tin Fiber	5,017	2,470
Net change in funds held by trustee	(1,426)	(591)
Other – net	955	1,472

Net cash provided/(required) by investing activities	(16,185)	(16,500)

Financing activities
Proceeds from borrowings	2,500	1,000
Treasury stock purchases	(11)	—
Common stock dividends paid	(2,803)	(2,808)
Proceeds from stock option exercises	3,388	997
Tax effect of stock-based compensation expense	521	305
Other – net	(418)	—

Net cash required by financing activities	3,177	(506)

Net increase in cash and cash equivalents	5,831	7,674
Cash and cash equivalents at January 1	10,673	11,359

Cash and cash equivalents at September 30	$16,504	19,033

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

	(Unaudited) Sep. 30	Dec. 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$16,504	10,673
Trade accounts receivable	5,596	3,941
Other receivables	190	161
Inventories	4,804	6,156
Prepaid expenses and other current assets	3,091	2,302

Total current assets	30,185	23,233

Investment in real estate held for development and sale	48,245	46,048
Investment in Del-Tin Fiber	7,960	7,017
Other investments and noncurrent receivables	3,755	2,445
Timber and timberlands—net	208,922	208,428
Property, plant, and equipment—net	40,001	39,214
Deferred charges and other assets	1,081	2,359

Total assets	$340,149	328,744

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$4,367	2,660
Current maturities of long-term debt	6,667	3,333
Accrued taxes other than income taxes	1,800	1,650
Income taxes payable	41	1,371
Deferred revenues and other accrued liabilities	9,685	6,934

Total current liabilities	22,560	15,948

Long-term debt	65,833	66,667
Deferred tax liabilities	7,030	6,800
Guarantee of indebtedness of Del-Tin Fiber	690	1,207
Other noncurrent liabilities	20,098	20,036
Stockholders' equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	77,690	76,637
Retained earnings	155,968	155,299
Treasury stock, 282,317 and 323,633 shares held, respectively	(8,225)	(12,385)
Accumulated other comprehensive loss	(1,623)	(1,593)

Total stockholders' equity	223,938	218,086

Total liabilities and stockholders' equity	$340,149	328,744

Deltic Timber Corporation

OTHER DATA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2008	2007	2008	2007

Capital expenditures – thousands of dollars
Woodlands	$1,258	841	5,956	4,013
Mills	2,029	1,405	6,149	2,882
Real Estate	2,634	4,053	4,450	8,682
Corporate	8	25	102	66

Total	$5,929	6,324	16,657	15,643

Woodlands
Pine sawtimber harvested from fee lands – tons	147,436	104,065	471,001	437,321
Pine sawtimber price – per ton	$29	39	34	41

Timberland sales – acres	185	360	1,830	424
Timberland sales price – per acre	$1,500	2,000	2,200	1,900

Mills
Finished lumber sales – thousands of board feet	69,452	45,605	202,087	170,990
Finished lumber price – per thousand board feet	$307	304	280	300

Real Estate
Residential
Lots sold	11	24	25	58
Average sales price – per lot	$74,300	83,900	72,000	89,200

Commercial
Acres sold	—	—	—	26
Average sales price – per acre	$—	—	—	240,600

Undeveloped
Acres sold	—	—	—	680
Average sales price – per acre	$—	—	—	12,000